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                                                                   Exhibit 10.21


                              CONSULTING AGREEMENT

THE AGREEMENT is made and entered into as of this 17th day of October, 2002 by and between Vital Living, Inc., hereinafter referred to as "Client", with its principal place of business at 5080 North 40th Street, Suite 105, Phoenix, Arizona 85018 and Weil Consulting Corporation, a California Company with its principal place of business at 234 South Hamilton Dr., Suite 209, Beverly Hills, CA 90211, hereinafter referred to as "Consultant".

RECITALS

      WHEREAS, the Consultant possesses skills, knowledge and qualifications beneficial to the Client.

      WHEREAS, in the operation of Client's business affairs, the Client is in need of the services which Weil Consulting Corporation provides and wishes to enter into a business arrangement with Weil Consulting Corporation to provide such services.

      IN CONSIDERATION of the promises and mutual covenants hereby contained, it is hereby agreed as follows and will confirm the arrangements, terms and conditions pursuant to which Weil Consulting Corporation (the "Consultant") has been retained to serve as a business consultant to Vital Living, Inc. (also sometimes referred to as the "Client" or "Company") on a nonexclusive basis as an independent contractor. The undersigned hereby agree to the following terms and conditions:

AGREEMENTS

1. Terms of Contract. This Agreement will become effective October 17, 2002 and will continue in effect for a period of one year (1) year unless earlier terminated pursuant to Section 4 of this Agreement.

2.    Services to be Performed by Independent Contractor/Consultant

      2.1 Duties of Independent Contractor. Contractor shall at the request of the Client, upon reasonable notice; render the following services to the Client from time to time.

      2.2 Duties of Consultant. Consultant agrees to provide general business consulting to Client. The Consultant will provide such consulting services and advice pertaining to the Client's business affairs as the Client may from time to time reasonably request. Per the Client's request, the Consultant will provide Client with the benefits of its reasonable judgment and efforts regarding the following: corporate structures, general business policy, investor relations and public relations planning, strategic planning, including alliance partnerships and acquisitions.

      2.3 Independent Contractor Status. It is the express intention of the parties that Weil Consulting Corporation be an independent contractor and not an employee, agent, joint venture or partner of Client. Client shall have no right to and shall not control the manner or prescribe the method by which Weil Consulting Corporation performs the above described services. Weil Consulting Corporation shall be entirely and solely responsible for its own actions and the actions of its agents, employees or partners while engaged in the performance of services required by this Agreement. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Client and Weil Consulting Corporation or any employee or agent of Weil Consulting Corporation. Both parties acknowledge that Weil Consulting Corporation is not an employee for state or federal income tax purposes and Weil Consulting Corporation specifically agrees that is hall be exclusively liable for the payment of all income taxes, or other state or Federal taxes that are due as a result of receipt of any consideration for the performance of services required by this Agreement. Weil Consulting Corporation agrees that any such consideration is not subject to withholding by the Client for payment of any taxes and Weil Consulting Corporation directs Client not to
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            withhold any sums for the consideration paid to Weil Consulting
            Corporation for the services provided hereunder. Weil Consulting Corporation shall retain the right to perform services for others during the term of this Agreement. Nothing herein shall constitute Consultant as an employee or agent of the Client, except to such extent as might hereinafter be agreed, Consultant shall not have the authority to obligate or commit the Client in any matter whatsoever.

      2.4 Use of Employees of Contractor. Weil Consulting Corporation may, at its own expense, use any employees or subcontractors, as it deems necessary to perform the services required by Weil Consulting Corporation by this Agreement. Client may not control, direct or supervise Consultant and/or it's employees or subcontractors in the performance of those services.

      2.5 Expense. Weil Consulting Corporation shall bear out-of-pocket costs and expenses incident to performing the Consulting Services, without a right of reimbursement from the Client unless such expenses are pre-approved by the Client.

      2.6 Available Time. Consultant shall make available such time as it, in its sole discretion, shall deem appropriate for the performance of its obligation under this Agreement.

3.    Compensation.

      3.1 Consideration. Client and Consultant agree that Weil Consulting Corporation, subject to the approval of the Company's Board of Directors, shall receive Thirty Three Thousand (33,000) shares of restricted 144 stock of Vital Living, Inc. upon the signing of this Agreement. These shares shall all vest immediately and be considered fully paid upon the signing of this agreement.

      3.2 Reimbursement for Out-of-Pocket Expenses. Weil Consulting will be responsible for any and all expenses in furtherance of this agreement up to $3,000 in any calendar month. Subject to Weil Consulting Corporation receiving prior written approval from Client, Client will re-imburse expenses in excess of $3,000 in any calendar month for out-of-pocket expenses incurred in furtherance of this Agreement for travel, postage, printing, telex, and delivery services provided has received written approval in advance by Client for such expenses.

      3.3 Assignment and Termination. This Agreement shall not be assignable by any party.

4.    Termination Agreement

      4.1 Termination on Notice. Notwithstanding any other provisions of this Agreement, Client may terminate this Agreement at any time by giving thirty (30) days written notice to the Consultant. Upon Weil Consulting receiving 30 days written notification of termination of this Agreement by Client, it is to receive full payment for services and expenses as stated in item 3.1 and 3.2 of this Agreement. Unless otherwise terminated as provided in this Agreement, this Agreement will continue in force for a period of one year (1)

      4.2 Termination on Occurrence of Stated Event. This Agreement will terminate automatically on the occurrence of the following event:
      (a) bankruptcy or insolvency of Client
      (b) non-payment or performance as stated in this Agreement by Client
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5.    Confidentiality. During the Term of this Agreement and for a period of two year thereafter, the Consultant shall keep confidential the Client's trade secrets, information, ideas, knowledge and papers pertaining to the affairs of the Client. Without limiting the generality of the foregoing, such trade secrets shall include: the identity of the Client's customers, suppliers and prospective customers and suppliers; the identity of the Client's creditors and other sources of financing; the Client's estimating and costing procedures and the cost and gross prices charged by the Client for its products; the prices or other consideration charged to or required of the Client by any of its suppliers or potential suppliers; the Client's sales and promotional policies; and all information relating to entertainment programs or properties being produced or otherwise developed by the Client. The Consultant shall not reveal said trade secretes to others except in the proper exercise of its duties for the Client, or use their knowledge thereof in any way that would be detrimental to the interest of the Client, unless compelled to disclose such information by judicial or administrative process; provided, however, that the divulging of information shall not be a breach of this Agreement to the extent that such information was (i) previously known by the party to which it is divulged, (ii) already in the public domain, all through no fault of the Consultant, or (iii) required to be disclosed by Consultant pursuant to judicial or governmental order. The Consultant shall also treat all information pertaining to the affairs of the Client's suppliers and customers and prospective customers and suppliers as confidential trade secrets of such customers and suppliers and prospective customers.

6. Consultant's Liability. In the absence of gross negligence or willful misconduct on the part of the Consultant or the Consultant's breach of any terms of this Agreement, the Consultant shall not be liable to the Client or to any officer, director, employee, stockholder or creditor of the Client, for any act or omission in the course of or in connection with the rendering or providing of services hereunder. Except in those cases where the gross negligence or willful misconduct of the Consultant or the breach by the Consultant of any terms of this Agreement is alleged and proven, the Client agrees to defend, indemnify, and hold the Consultant harmless from and against any and all reasonable costs, expenses and liability (including reasonable attorney's fees paid in the defense of the Consultant) which may in any way result from services rendered by the Consultant pursuant to or in any connection with this Agreement. This indemnification expressly excludes any and all damages as a result of any actions or statements, on behalf of the Client, made by the Consultant without the prior approval or authorization of the Client.

 7. Client's Liability. The Consultant agrees to defend, indemnify, and hold the Client harmless from and against any and all reasonable costs, expenses and liability (including reasonable attorney's fees paid in defense of the Client) which may in any way result pursuant to its gross negligence or willful misconduct or in any connection with any actions taken or statements made, on behalf of the Client, without the prior approval or authorization of the Client or which are otherwise in violation of applicable law.

8. Entire Agreement. This Agreement embodies the entire agreement and understanding between the Client and the Consultant and supersedes any and all negotiations, prior discussions and preliminary and prior agreements and understandings related to the primary subject matter hereof. This Agreement shall not be modified except by written instrument duly executed by each of the parties hereto.

9. Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute a waiver of any other provisions, nor shall any waiver constitute a continuing wavier. No waiver shall be binding unless executed in writing by the party making the waiver.

10. Assignment and Binding Effect. This Agreement and the rights hereunder may not be assigned by the parties (except by operation of law, merger, consolidation, and sale of assets) and shall be binding upon and inure to the benefit of the parties and their respective successors, assigns and legal representatives.

11. Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is deemed unlawful or invalid for any reason whatsoever, such unlawfulness or invalidity shall not affect the validity of this Agreement.
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12. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Arizona. Any litigation arising hereunder shall be initiated only in the state of Arizona. The prevailing party shall be entitled to recover its attorney's fees and costs. This Agreement shall not be construed against either party hereto in the event of any ambiguities

13. Headings. The headings of this Agreement are inserted solely for the convenience of reference and are not part of, and are not intended to govern, limit or aid in the construction of any term or provision hereof.

14. Further Acts. Each party agrees to perform any further acts and execute and deliver any further documents that may be reasonably necessary to carry out the provisions and intent of this Agreement.

15. Acknowledgment Concerning Counsel. Each party acknowledges that it had the opportunity to employ separate and independent counsel of its own choosing in connection with this Agreement.

16. Independent Contractor Status. There is no relationship, partnership, agency, employment, franchise or joint venture between the parties. The parties have no authority to bind the other or incur any obligations on their behalf.

17. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

VITAL LIVING, INC.

BY:_____________________________________             DATE:_____________
     Bradley Edson, CEO

WEIL CONSULTING CORPORATION

BY:_____________________________________             DATE:_____________
     Douglas Weil, President